Axos Financial, Inc. Reports First Quarter 2020 Results
Diluted Earnings Per Share Increased 14%

SAN DIEGO, CA – (BUSINESS WIRE) – October 29, 2019 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced financial results for the first fiscal quarter ended September 30, 2019. Net income was $40.8 million, an increase of 10.7% from $36.8 million for the quarter ended September 30, 2018. Earnings attributable to Axos’ common stockholders were $40.7 million or $0.66 per diluted share for the first quarter of fiscal 2020, an increase of 10.7% from $36.8 million or $0.58 per diluted share for the first quarter ended September 30, 2018.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which excludes non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 9.2% to $42.0 million and increased 11.5% to $0.68, respectively, for the quarter ended September 30, 2019 compared to $38.4 million and $0.61, respectively, for the quarter ended September 30, 2018.
First Quarter Fiscal 2020 Financial Summary:

	Three Months Ended September 30
(Dollars in thousands, except per share data)	Q1 Fiscal 2020	Q1 Fiscal 2019	% Change
Net interest income	$103,303	$86,279	19.7%
Non-interest income	$21,536	$16,543	30.2%
Net income	$40,786	$36,841	10.7%
Adjusted earnings (Non-GAAP)[1]	$41,971	$38,418	9.2%
Net income attributable to common stockholders	$40,709	$36,764	10.7%
Diluted EPS	$0.66	$0.58	13.8%
Adjusted EPS (Non-GAAP)[1]	$0.68	$0.61	11.5%
[1] See “Use of Non-GAAP Financial Measures”

“We delivered another solid quarter for our shareholders, with diluted earnings per share increasing by 13.8% and book value per share increasing 14.5%,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. ““Strong loan growth and a stable net interest margin contributed to net interest income increasing by almost 20% year-over-year. We continue to invest in future growth initiatives while keeping non-interest expenses roughly flat for the linked quarters.”

Other Highlights:

•	Total assets reached $11.8 billion, up $2.0 billion or 20.2% compared to September 30, 2018

•	Loan and lease portfolio grew by $1.1 billion or 13.1% compared to September 30, 2018

•	Loan and lease originations for the three months ended September 30, 2019 were approximately $1.8 billion, up 8.3% compared to the quarter ended September 30, 2018

•
Net interest margin was 3.77% compared to 3.76% in three months ended September 30, 2018; net interest margin for the banking business segment was 3.83% compared to 3.79% in the September 30, 2018 period

•	Efficiency was 43.93% for the banking business segment compared to 44.46% in the quarter ended September 30, 2018

•	Asset quality remains strong with net annualized charge-offs to average loans and leases of 0.02% for the three months ended September 30, 2019

•	Return on average common stockholders’ equity was 14.85% for the three months ended September 30, 2019

•	Book value increased to $18.13 per share, up 14.5% from September 30, 2018

First Quarter Fiscal 2020 Income Statement Summary
During the quarter ended September 30, 2019, Axos earned $40.7 million or $0.66 per diluted share compared to $36.8 million, or $0.58 per diluted share for the quarter ended September 30, 2018. Net interest income increased $17.0 million or 19.73% for the quarter ended September 30, 2019 compared to September 30, 2018, primarily due to $1.8 billion growth in average-earning assets at the Bank and the acquisition of the Securities Business.
The loan and lease loss provision was $2.7 million for the quarter ended September 30, 2019 compared to $0.6 million for the quarter ended September 30, 2018. The increase in the provision is primarily the result of overall loan portfolio growth and changes in loan mix.
For the first quarter ended September 30, 2019, non-interest income was $21.5 million compared to $16.5 million for the three months ended September 30, 2018. The $5.0 million increase year over year was primarily the result of the addition of broker-dealer fee income of $5.7 million due to our acquisitions, a $1.0 million increase in mortgage banking, and a $0.7 million increase in gain on sale-other, partially offset by a decrease of $3.0 million in banking and service fees, primarily due to lower fee income from third-party banks of Axos Fiduciary Services as more deposits are transferred to Axos Bank.
Non-interest expense or operating costs increased $12.5 million to $65.5 million for the quarter ended September 30, 2019 from $52.9 million for the three months ended September 30, 2018. The increase was mainly a result of an increase in salaries and related expense of $6.1 million, of which $4.6 million was related to the addition of Axos Clearing with the remaining increase to support growth in the Bank’s operations. Other operating expense increases include an increase of $3.1 million in data processing and internet expense due to software initiatives and enhancements to the Bank’s core processing system with $1.4 million related to acquisitions, a $2.2 million increase in depreciation and amortization primarily due to amortization of intangibles, and a $2.0 million increase in broker-dealer clearing charges as a result of the acquisition.
Balance Sheet Summary
Axos’ total assets increased $550.6 million, or 4.9%, to $11,770.9 million, as of September 30, 2019, up from $11,220.2 million at June 30, 2019. The increase in total assets was primarily due to an increase in loan portfolio growth of $402.1 million on a net basis, primarily from portfolio loan originations of $1,461.8 million less principal repayments and other adjustments of $1,059.7 million. Investment securities decreased $39.7 million primarily due to repayments of available-for-sale securities. Total liabilities increased by $507.4 million, or 5.0%, to $10,654.6 million at September 30, 2019, up from $10,147.2 million at June 30, 2019. The increase in total liabilities primarily resulted from an increase in deposits of $231.4 million and an increase in securities loaned of $139.5 million. Stockholders’ equity increased by $43.2 million, or 4.0%, to $1,116.2 million at September 30, 2019 from $1,073.1 million at June 30, 2019. The increase was primarily the result of $40.8 million in net income, $2.0 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $0.1 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.12% at September 30, 2019.

Conference Call
A conference call and webcast will be held on Tuesday, October 29, 2019 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until November 29, 2019, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13695434.
About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns it’s subsidiary Axos Securities, LLC, which wholly owns subsidiaries AxosClearing, LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest, LLC, an introducing broker dealer. With approximately $11.8 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Segment Reporting
The Company determines reportable segments based on what separate financial information is available and what segment results are evaluated regularly by the Chief Executive Officer in deciding how to allocate resources and in assessing performance. The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended September 30, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$99,472	$5,146	$(1,315)	$103,303
Provision for loan losses	2,700	—	—	2,700
Non-interest income	15,790	6,401	(655)	21,536
Non-interest expense	50,633	11,064	3,770	65,467
Income before taxes	$61,929	$483	$(5,740)	$56,672

	Three Months Ended September 30, 2018
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$87,011	$—	$(732)	$86,279
Provision for loan losses	600	—	—	600
Non-interest income	16,543	—	—	16,543
Non-interest expense	46,042	—	6,880	52,922
Income before taxes	$56,912	$—	$(7,612)	$49,300

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of non-recurring acquisition-related costs, and excess FDIC expense, and other costs (unusual or non-recurring charges), as “adjusted earnings”, a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the non-recurring acquisition related costs, excessive FDIC expense, and other costs provides investors with an understanding of Axos’ business without these non-recurring costs.
Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended
	September 30,
(Dollars in thousands, except per share amounts)	2019	2018
Net income	$40,786	$36,841
Acquisition-related costs	1,647	999
Excess FDIC expense	—	1,111
Income taxes	(462)	(533)
Adjusted earnings (Non-GAAP)	$41,971	$38,418
Adjusted EPS (Non-GAAP)	$0.68	$0.61

We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	September 30,
(Dollars in thousands, except per share amounts)	2019	2018
Total stockholders’ equity	$1,116,240	$1,000,247
Less: preferred stock	5,063	5,063
Common stockholders’ equity	1,111,177	995,184
Less: mortgage servicing rights, carried at fair value	10,632	11,216
Less: goodwill and other intangible assets	133,147	67,139
Tangible common stockholders’ equity (Non-GAAP)	$967,398	$916,829
Common shares outstanding at end of period	61,287,595	62,831,731
Tangible book value per common share (Non-GAAP)	$15.78	$14.59

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitable and increase its business, Axos’ ability to successfully integrate its recent acquisitions and realize the anticipated benefits of the transactions, Axos’ ability to continue to diversify its lending and deposit franchises, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	September 30, 2019	June 30, 2019	September 30, 2018
Selected Balance Sheet Data:
Total assets	$11,770,861	$11,220,238	$9,791,520
Loans and leases—net of allowance for loan and lease losses	9,784,217	9,382,124	8,654,500
Loans held for sale, at fair value	40,554	33,260	30,916
Loans held for sale, lower of cost or fair value	2,604	4,800	6,078
Allowance for loan and lease losses	59,227	57,085	50,120
Securities—available-for-sale	187,816	227,513	202,727
Securities borrowed	288,974	144,706	—
Customer, broker-dealer and clearing receivables	295,188	203,192	—
Total deposits	9,214,525	8,983,173	6,077,588
Advances from the FHLB	492,500	458,500	2,580,000
Borrowings, subordinated notes and debentures	133,681	168,929	54,588
Securities loaned	337,870	198,356	—
Customer, broker-dealer and clearing payables	298,501	238,604	—
Total stockholders’ equity	1,116,240	1,073,050	1,000,247

Capital Ratios:
Equity to assets at end of period	9.48%	9.56%	10.22%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	8.76%	8.75%	10.02%
Common equity tier 1 capital (to risk-weighted assets)	10.97%	11.43%	13.42%
Tier 1 capital (to risk-weighted assets)	11.02%	11.49%	13.49%
Total capital (to risk-weighted assets)	12.34%	12.91%	14.95%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.12%	9.21%	9.41%
Common equity tier 1 capital (to risk-weighted assets)	11.25%	12.14%	12.69%
Tier 1 capital (to risk-weighted assets)	11.25%	12.14%	12.69%
Total capital (to risk-weighted assets)	11.95%	12.89%	13.41%
Axos Clearing, LLC:
Net capital	$24,979	$21,669	N/A
Excess capital	$5,587	$17,858	N/A
Net capital as a percentage of aggregate debit items	8.94%	11.37%	N/A
Net capital in excess of 5% aggregate debit items	$11,012	$12,142	N/A

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
	2019	2018
Selected Income Statement Data:
Interest and dividend income	$146,345	$122,797
Interest expense	43,042	36,518
Net interest income	103,303	86,279
Provision for loan and lease losses	2,700	600
Net interest income after provision for loan and lease losses	100,603	85,679
Non-interest income	21,536	16,543
Non-interest expense	65,467	52,922
Income before income tax expense	56,672	49,300
Income tax expense	15,886	12,459
Net income	$40,786	$36,841
Net income attributable to common stock	$40,709	$36,764

Per Common Share Data:
Net income:
Basic	$0.66	$0.59
Diluted	$0.66	$0.58
Book value per common share	$18.13	$15.84
Tangible book value per common share (Non-GAAP)	$15.78	$14.59
Adjusted earnings per common share (Non-GAAP)	$0.68	$0.61

Weighted average number of common shares outstanding:
Basic	61,246,664	62,795,598
Diluted	61,779,525	63,357,036
Common shares outstanding at end of period	61,287,595	62,831,731
Common shares issued at end of period	66,837,037	66,043,642

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,461,766	$1,350,179
Loan originations for sale	$327,812	$302,967
Return on average assets	1.44%	1.57%
Return on average common stockholders’ equity	14.85%	14.98%
Interest rate spread[1]	3.35%	3.39%
Net interest margin[2]	3.77%	3.76%
Net interest margin[2] – Banking Business Segment only	3.83%	3.79%
Efficiency ratio	52.44%	51.47%
Efficiency ratio – Banking Business Segment only	43.93%	44.46%

Asset Quality Ratios:
Net annualized charge-offs (recoveries) to average loans and leases	0.02%	(0.02)%
Non-performing loans and leases to total loans and leases	0.57%	0.35%
Non-performing assets to total assets	0.54%	0.40%
Allowance for loan and lease losses to total loans and leases held for investment at end of period	0.60%	0.57%
Allowance for loan and lease losses to non-performing loans and leases	105.89%	166.31%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.